Exhibit 1

Joint Filing Statement
Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13D/A under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of National Holdings Corporation beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13D/A, thereby incorporating the same into such Schedule 13D/A.

Dated: July 1, 2008

ONE CLARK LLC

By:	/S/ MARK GOLDWASSER
Name:	Mark Goldwasser
Title:	Manager

/S/ MARK GOLDWASSER
Mark Goldwasser